EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on this Schedule 13D dated February 17, 2023 (including amendments thereto) with respect to the ordinary shares of Renalytix plc. This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Dated: February 17, 2023

JEFFERSON RIVER CAPITAL LLC
By:	/s/ Hamilton James
Name:	Hamilton E. James
Title:	Chairman

THE HAMILTON E. JAMES CHILDREN’S TRUST
By:	/s/ Hamilton James
Name:	Hamilton E. James
Title:	Trustee

HAMILTON E. JAMES
By:	/s/ Hamilton James

DAVID R. JAMES
By:	/s/ David James